Conference Call Script
3rd Quarter 2025 Results
Tuesday, October 21, 2025
11:00 a.m. local time

Facilitator:

Good morning, and welcome to the Peoples Bancorp Inc. conference call. My name is Gary, and I will be your conference facilitator. Today's call will cover a discussion of the results of operations for the three and nine months ended September 30, 2025. (Operator Instructions). After the speakers' remarks, there will be a question-and-answer period. (Operator Instructions). This call is also being recorded. If you object to the recording, please disconnect at this time.

Please be advised that the commentary in this call will contain projections or other forward-looking statements regarding Peoples' future financial performance or future events. These statements are based on management's current expectations. The statements in this call, which are not historical fact, are forward-looking statements, and involve a number of risks and uncertainties detailed in the Peoples' Securities and Exchange Commission filings. Management believes the forward-looking statements made during this call are based on reasonable assumptions within the bounds of their knowledge of Peoples' business and operations. However, it is possible actual results may differ materially from these forward-looking statements. Peoples disclaims any responsibility to update these forward-looking statements after this call, except as may be required by applicable legal requirements.

Peoples' third quarter 2025 earnings release and earnings conference call presentation were issued this morning, and are available at peoplesbancorp.com under Investor Relations. A reconciliation of the non-Generally Accepted Accounting Principles, or GAAP, financial measures discussed during this call to the most directly comparable GAAP measures, is included at the end of the earnings release.

This call will include about 15-20 minutes of prepared commentary, followed by a question-and-answer period, which I will facilitate. An archived webcast of this call will be available on the peoplesbancorp.com in the Investor Relations section for 1 year.

Participants in the call today will be Tyler Wilcox, President and Chief Executive Officer, and Katie Bailey, Chief Financial Officer and Treasurer, and each will be available for questions following opening statements.

Mr. Wilcox, you may begin your conference.

Tyler Wilcox:

Thank you, Gary. Good morning, everyone, and thank you for joining our call today. Earlier this morning, we reported diluted earnings per share of $0.83 for the third quarter of 2025, an improvement compared to the linked quarter.

During the third quarter of 2025, we sold approximately $75 million of investment securities at a loss of $2.7 million, which negatively impacted our earnings per diluted share by $0.06 for the third quarter. We took this opportunity to sell some of our lower-yielding investment securities in an effort to increase our investment securities yields going forward.

When compared to the linked quarter, some of our highlights for the third quarter included annualized loan growth of 8 percent. Our net interest income increased nearly $4 million, while our net interest margin expanded by 1 basis point. Excluding accretion income, net interest margin expanded 5 basis points, which marks our fifth straight quarter of core net interest margin expansion. We continue to produce stable fee-based income. Our quarterly net charge-off rate decreased by 2 basis points, while our provision for credit losses declined by over 50 percent. Our non-interest expenses declined 1 percent. Our efficiency ratio improved to 57.1 percent compared to 59.3 percent. Our tangible equity to tangible assets ratio improved 27 basis points and stood at 8.5 percent. Our book value per share grew 2 percent, while our tangible book value per share improved by 4 percent. And our diluted earnings per share, excluding the losses on investment securities we recorded, exceeded consensus analyst estimates for the quarter.

As we mentioned last quarter, we anticipated a reduction in our provision for credit losses. For the third quarter, our provision for credit losses declined over $9 million and our allowance for credit losses stood at 1.11 percent of total loans. Our provision for credit losses for the quarter was driven by net charge-offs, loan growth, and a slight deterioration in economic forecasts, which was partially offset by reductions in reserves for individually analyzed loans. For more information on our provision for credit losses, please refer to our accompanying slides.

Our annualized quarterly net charge-off rate was 41 basis points, an improvement from 43 basis points for the linked quarter. The reduction was due to lower small-ticket lease charge-offs, as we had anticipated. Our non-performing loans declined nearly $2 million compared to the linked quarter end, with improvements in both loans 90-plus days past due and accruing and non-accrual balances. At September 30, non-performing loans comprised 58 basis points of total loans compared to 61 basis points at June 30th. Criticized loans increased by nearly $24 million compared to the linked quarter end, while classified loans grew nearly $34 million. We had a handful of downgrades during the quarter. However, we do anticipate some of these credits will be paid off or upgraded in the fourth quarter. The downgrades were among credits that are unrelated from an industry and geographic standpoint and viewed as isolated issues. We continue to complete our extensive portfolio reviews while recognizing some softening economic indicators in recent quarters.

At quarter end, our criticized loan balances as a percent of total loans was 3.99 percent compared to 3.7 percent at June 30. Classified loans as a percent of total loans grew to 2.36 percent at quarter end compared to 1.89 percent at the linked quarter end. Please refer to our accompanying slides for trends in our historical criticized and classified loans. Our second quarter delinquency rates were stable, with 99 percent of our loan portfolio considered current at September 30 compared to 99.1 percent at the linked quarter end. We continue to monitor our loan portfolio for impacts from the recent changes in economic conditions and monetary policy and have not identified any systemic negative trends at this time.

Moving on to loan balances, we had loan growth of $127 million, or 8 percent annualized, compared to the linked quarter end. The most significant areas of growth were in commercial real estate and commercial and industrial loan balances. At the same time, we had declines in construction loans as those projects completed and moved into our commercial real estate portfolio. We also had decreases in our lease balances with the reduction being mostly due to declines in our small-ticket leasing balances. Our loan production this quarter arrived as anticipated. As we indicated last quarter, we expected and continue to expect payoff activity to be weighted to the second half of the year. Those payoffs have shifted to the fourth quarter and possibly into the first quarter of 2026.

Our year-to-date loan growth through the third quarter was 6 percent, and we expect it to come down during the fourth quarter but to remain in our guided range for the full year. At quarter end, our commercial real estate loans comprised 35 percent of total loans, 32 percent of which were owner-occupied, while the remainder were investment real estate. At quarter end, 43 percent of our total loans were fixed rate with the remaining 57 percent at a variable rate.

I will now turn the call over to Katie for a discussion of our financial performance.

Katie Bailey:

Thanks, Tyler.

Our net interest income and net interest margin improved by 4 percent and 1 basis point, respectively, compared to the linked quarter. The increase in net interest margin was due to higher investment security yields compared to the second quarter.

Our investment securities yield improved to 3.79 percent compared to 3.52 percent for the linked quarter as we made moves during the quarter to sell some lower-yielding investment securities at a loss in an effort to be opportunistic with our portfolio yields.

For the third quarter, accretion income declined to $1.7 million and contributed 8 basis points to net interest margin, compared to $2.6 million and 12 basis points for the linked quarter. Excluding accretion income, our net interest margin expanded by 5 basis points, which is the fifth straight quarterly increase in core net interest margin.

For the first nine months of 2025, our net interest income improved 1 percent, while our net interest margin declined 9 basis points compared to 2024. Our lower net interest margin was due to a reduction in our accretion income, which was $7.8 million for 2025, contributing 12 basis points to margin compared to 20.3 million, or 33 basis points to margin for 2024. Excluding accretion income, our net interest margin expanded 12 basis points.

We continue to be relatively neutral in a relatively neutral interest rate risk position and will continue to take further action on our deposit costs if market interest rates decline.

Moving on to our fee-based income, we had a 1 percent decline compared to the linked quarter, which was driven by lower lease income and partially offset by higher electronic banking and deposit account service charges. For the first nine months of 2025, fee-based income grew 7 percent compared to 2024. The improvement was due to increases in lease income, commercial loan swap fee income, and trust and investment income.

As it relates to our non-interest expenses, we experienced a 1 percent decline from the linked quarter and were within our guided range. This was driven by lower professional fees, which was partially offset by increases in marketing and franchise tax expense.

For the first nine months of 2025, non-interest expenses grew $7.7 million, or 4 percent compared to 2024. The increase was due to higher salaries and employee benefit costs, coupled with higher data processing and software expenses.

Our reported efficiency ratio improved to 57.1 percent compared to 59.3 percent for the linked quarter. This was primarily due to higher net interest income for the third quarter compared to the linked quarter.

For the first nine months of 2025, our reported efficiency ratio was 59 percent compared to 57.4 percent for the same period in 2024. The increased efficiency ratio was largely due to the impact of lower accretion income, coupled with higher non-interest expense compared to the prior year.

Looking at our balance sheet at quarter end, we had another quarter of considerable loan growth, which was an annualized rate of 8 percent compared to the linked quarter end. The loan growth outpaced our deposit growth this quarter, bringing our loan-to-deposit ratio to 88 percent from 86 percent at June 30.

Our investment portfolio shrank to 20.5 percent of total assets compared to 21.2 percent at June 30. This reduction was primarily due to our sales of around $75 million of lower-yielding investment securities, which resulted in a $2.7 million loss we recognized during the quarter. We reinvested about half of the proceeds into higher-yielding investment securities and used the remainder to pay down our borrowings. We will continue to look for opportunities to improve the yield on our investment portfolio.

Compared to June 30, our deposit balances were relatively flat. Increases in our money market, interest-bearing demand, and non-interest-bearing accounts did not offset declines in our brokered CDs, governmental, and savings accounts. Typically, our governmental deposit balances grow in the third quarter; however, this quarter, the inflows were offset by outflows of tax payments. Our demand deposits as a percent of total deposits remained flat at 34 percent compared to the linked quarter end.

Our non-interest-bearing deposits to total deposits remained unchanged and stood at 20 percent at both September 30 and the linked quarter end.

Our deposit composition was 77 percent in retail deposit balances, which included small businesses, and 23 percent in commercial deposit balances. Our average retail client deposit relationship was $26,000 at quarter end, while our median was around $2,600.

Moving on to our capital position, most of our capital ratios improved compared to the linked quarter end. This was due to earnings net of dividends more than offsetting the impact of loan growth on risk-weighted assets for the quarter. Our tangible equity to tangible assets ratio improved 27 basis points to 8.5 percent at quarter end, as higher earnings and reductions in our accumulated other comprehensive losses increased the ratio.

Our book value per share grew 2 percent, while our tangible book value per share increased 4 percent compared to the linked quarter end.

Finally, I will turn the call over to Tyler for his closing comments.

Tyler Wilcox:

Thanks, Katie.

We continue to develop our business organically as we await the right opportunity to grow through acquisitions. We are managing our net interest income and net interest margin through this interest rate cycle and have recorded our fifth straight quarter of growth in net interest margin, excluding accretion income.

We boasted 6 percent of loan growth through the first nine months of 2025. Our provision for credit losses declined to a more normalized rate for the third quarter. We generated positive operating leverage compared to the linked quarter.

For the remainder of 2025, excluding non-core expenses, we expect to achieve positive operating leverage for 2025 compared to 2024 excluding the impact of the reduction in our accretion income, which declined faster than we had anticipated compared to the prior year.

Assuming two 25-basis point reductions in rates from the Federal Reserve in the fourth quarter, we expect our full-year net interest margin to be in our guided range of between 4 percent and 4.2 percent. We continue to be in a relatively neutral position so that declines in interest rates have a minor impact to our net interest margin. We believe our fee-based income growth will be in the mid-single-digit percentages compared to 2024. We expect total non-interest expense to be between $69 and $71 million for the fourth quarter of 2025. We believe our loan growth will be between 4 percent and 6 percent compared to 2024. We expect a provision for credit losses similar to the third quarter, excluding any negative impacts to the economic forecasts.

As it relates to 2026, I would like to give some preliminary high-level guidance which excludes non-core expenses.

We expect to achieve positive operating leverage for 2026 compared to 2025. We anticipate our net interest margin will be between 4 percent and 4.2 percent for the full year of 2026, which does not include any expected rate cuts. Each 25-basis point reduction in rates from the Federal Reserve is expected to result in a 3- to 4-basis point decline in our net interest margin for the full year.

We believe our quarterly fee-based income will range between $27 and $29 million. Our first quarter fee-based income is typically elevated as it includes annual performance-based insurance commissions.
We expect quarterly total non-interest expense to be between $71 million and $73 million for the second, third, and fourth quarters of 2026, with the first quarter of 2026 being higher due to the annual expenses we typically recognize during the first quarter of each year.

We believe our loan growth will be between 3 and 5 percent compared to 2025, which is dependent on the timing of paydowns on our portfolio, which could fluctuate given changes in interest rates.

We anticipate a reduction in our net charge-offs for 2026 compared to 2025, which we expect to positively impact provision for credit losses, excluding any changes in the economic forecast. We will update this guidance in January at our next call.

This concludes our commentary and we will open the call for questions. Once again, this is Tyler Wilcox and joining me for the Q&A session is Katie Bailey, our Chief Financial Officer. I will now turn the call back into the hands of our call facilitator.

Thank you.

Questions and Answers

Operator:
We will now begin the question-and-answer session. (Operator Instructions). The first question today will come from Daniel Tamayo with Raymond James. Please go ahead.

Daniel Tamayo:
Maybe one for you, Tyler, on credit to start here. I think you said in the prepared remarks—correct me if I'm wrong—on an increase in the criticized and classified loans in the quarter that you expect to have some of that come back in the fourth quarter or near term. Can you just provide some clarification or colour on what would cause you to think that and kind of size the amount of that 27 percent increase in classified loans, how much of that you would expect to revert?

Tyler Wilcox:
Sure thing, Danny. Just generally, we expect to see—it's a broad variety of kind of results depending on the specific credits. Obviously, we have a very granular view down into it. We expect some refinances. We expect some property sales in these cases. Just to give you a little bit of colour in the criticized book, it's largely based on three loans. There's varying types and varying sizes. In the classified book, it's about four loans that comprises the increase. A couple of those, three out of those four actually came from acquired portfolios and we expect kind of an orderly sale or an orderly exit from some of those that's timed in the fourth quarter.
Something on the order of—based on what we know now, $35 million to $55 million in either upgrades or payoffs in those buckets.

Daniel Tamayo:
Okay. That's helpful, Tyler. Thanks.
Then maybe on the loan growth side, you've got guidance coming down a little bit in 2026 at the 4 percent level from what you've done recently and what you're expecting here in the fourth quarter. Is there a particular driver behind that? Is there a paydown assumption that's increasing or something else underlying the loan growth thoughts for ‘26?

Tyler Wilcox:
Yes, Danny, thanks. We assumed we’d get some good questions about that. I would say a couple things.
One, we're maybe slightly below this year's guidance, but we're kind of in line with our historic 3 percent to 9 percent where we've been.
As we look out in the coming year, obviously we've been talking for a couple of quarters now about the paydown activity accelerating, particularly in a falling rate environment. That can tend to accelerate sales of completed projects, refinance activity, investors moving projects to the permanent market. There's probably a small component of that in there of future expected multifamily projects cooling off to a degree. And maybe a touch of consumer softening on the go-forward basis as we see increases in auto prices and a little bit of weakness in the consumer. I think the consumer, all the data would suggest that the kind of top 20 percent is driving a lot of the activity there and we tend to bank the 80 percent more thoroughly. That's a little bit of the colour on kind of where we see things.

Daniel Tamayo:
That's helpful. Maybe last one here, just a small one. As we think about the $10 billion threshold, getting closer to that now, do you have updated thoughts on when you might cross that organically?

Tyler Wilcox:
We think that's a 2027 event. Now, let me be very clear. Absent any other action. We also think before we have to move any levers outside of just our normal organic growth, we would expect 2027 to be when we would face the crossing issue. Then we would have options to obviously keep ourselves under there.
My hope is that we would potentially do a deal before then, but we retain the flexibility and the patience to not feel the need to go forward with a deal just because 2027 is looming.

Daniel Tamayo:
Understood. Thanks for all the colour. I'll step back.
Tyler Wilcox:
Thank you.
Operator:
Your next question is from Branden Nosal with Hovde Group. Please go ahead.

Brendan Nosal:
I just want to circle back to loan growth, because this one might seem obvious but just on the growth for this year and for fourth quarter in particular, given that you're at 6 percent growth for this year to date and your commentary around payoffs in the fourth quarter, I think it’s fair to assume that spot balances are flat in the final quarter of the year.

Tyler Wilcox:
Yes. The payoff activity that we expected to materialize in the third and fourth quarter is really kind of bunched up into the fourth quarter and possibly into the first. We still think we have a really good handle on that.
We expect record production, particularly on the commercial side, and record payoffs on the commercial side, particularly in the fourth quarter.

Brendan Nosal:
Okay. Okay. That's helpful. Then maybe just kind of circling to the margin outlook specifically. The commentary around the impact of rate cuts, I think you're saying 3 to 4 basis points, you know, per 25 bp cut. That’s if it happens, on January 1st, right? If we're getting a midyear cut, the impact would be less than that. Is that fair to assume?

Katie Bailey:
That's exactly correct.
Brendan Nosal:
Okay. Okay. Good. I'm going to sneak one more in here. Just on asset quality as it pertains to North Star, can you just update us on kind of that plateau commentary that you spoke to last quarter around North Star loss content? Then if things go according to your plan, how do you envision loss content in that book evolving kind of quarter by quarter as we move through next year?

Tyler Wilcox:
Sure, Brendan. Thanks for the question. I think a couple of thoughts. One, we kind of demonstrated in our charts that the continued work as it relates to the high balance accounts, which, as we've discussed, kind of correlated highly with the losses in that portfolio. That high balance account, your portfolio is now down to about $15 million, $16 million and continues to fall and obviously we're not refilling that bucket.
So, the outlook for the fourth quarter and for the first quarter of next year are that that plateau will kind of continue in the range of where it's been specific to the North Star leasing charge-offs with our expectation that the plateau will begin to get a little bit of a slope down to it in that second and third quarter and get to a normalized rate.
Right now, the production in that portfolio is obviously not staying apace with the amortization and the charge-offs. That’s by design as we exercise some credit discipline and stick to our knitting there. That’s where we think we'll end up.

Brendan Nosal:
Okay. That's a super helpful glide path to have for that part of the business. All right. Thank you for taking my questions.

Tyler Wilcox:
Thank you.

Katie Bailey:
Thanks, Brendan.

Operator:
The next question comes from Nathan Race with Piper Sandler. Please go ahead.

Adam Kroll:
Hi. This is Adam Kroll on for Nathan Race. Good morning, and thanks for taking my questions.

Tyler Wilcox:
Hey, no problem.
Adam Kroll:
Maybe just starting on the margin front, given the guide for 2026, for Katie, I was wondering if you'd be able to expand on what offsets you have to your floating rate portfolio if we were to get a few cuts in 2026, and maybe what you have in terms of fixed rate loan repricing and securities cash flow rolling off.

Katie Bailey:
As we've shown over the course of 2025, we have been continuously taking action on the deposit portfolio and predominantly the retail CD product that's within that portfolio. We also had some floating rate borrowings that we'll look to to provide us some optionality as rates fall.
Then the other piece of your question was on the investment securities portfolio. It generally trends $15 million to $20 million a month of normal cash flow. I would just say, as you probably have seen in the balance sheet, we did have some short-term funding in there too, so that fluctuates, obviously, as does the variable rate loans.

Adam Kroll:
Got it. That's super helpful. Maybe just another one on North Star. I was wondering if you could quantify the charge-off contribution from the high balance accounts specifically during the quarter. Just trying to get a sense of how large of a driver those accounts are as you meaningfully reduced your exposure over the last few quarters.

Tyler Wilcox:
In the third quarter here, they were about 25 percent of the charge-offs. We expect kind of 30 percent for the full year, if you look at the full-year projection of where those charge-offs will be coming from.

Adam Kroll:
Got it. Then, last one for me on the securities restructure, is there any sort of earn-back or any sort of metric you evaluate in your decision-making process? Is there any consideration for a larger one?

Katie Bailey:
Yes, there is an earn-back considered. I think we were about a year and a half on this one. We try to quantify it also from a loss perspective; we don't want to flush through a significant loss in any given quarter. We want it to be manageable.
As far as a more meaningful in size loss trade, surely we have evaluated them. We don't see the need by which to have to do that transaction at this point and so we have continued to just be opportunistic and periodically look at the portfolio.
I would just note this trade also was what we would call an odd-lot trade. There was a lot of small pieces in our portfolio and so to make it more manageable in number of securities, that was part of this transaction as well.

Tyler Wilcox:
We've done a few of these over the past couple of years, and we've consistently kept them under two years kind of as a discipline.

Katie Bailey:
And on the loss side, generally $2 million to $3 million is kind of our appetite in a given quarter.
Adam Kroll:
Got it. That was super helpful. Thanks for taking my questions.

Tyler Wilcox:
Thank you.
Katie Bailey:
Thank you.
Operator:
The next question is from Tim Switzer with KBW. Please go ahead.
Tim Switzer:
Hey, good morning. Thank you for taking my questions.
Tyler Wilcox:
Morning, Tim.
Katie Bailey:
Hey, Tim.
Tim Switzer:
The first one I have is, there's been some noise around the market around consumer behavior and the health of the consumer, particularly in the subprime end of the market. And just given your guys' exposure in both the deposit and loan side and your commentary about maybe slower growth for consumer in 26, just curious if you guys have seen any indications of that at all or any changes in behavior.

Tyler Wilcox:
Well, the good news, let me start with the good news. We have our auto portfolio comprises about $700 million, and the subprime component of that is about $1 million, so we feel really good about our lack of exposure to subprime in the consumer side. And our average origination yield on the indirect side in the most recent quarter was close to 7.5%. So we're sticking to our knitting there.
I will say, Tim, that we have seen some increased surrender activity. I think the affordability of vehicles, particularly as tariffs are helping finally drive up some of the pricing, is challenging for consumers. From a deposit standpoint, I think I haven't seen any indications of increased utilization of our deposit protection services and overdraft protection services but we'll obviously monitor that; that we'd be an outlet for that kind of activity. I think there is a lot of pent-up demand, though, for refis and if we see a falling rate environment, if mortgage rates do fall, we'd see an increase in refi activity and probably an increase in home purchases. So debt-to-incomes are kind of going down a little bit year-over-year, but we're watching it.
On the flip side, our indirect losses I think last year we're running at about 88 basis points, and this year, according to the data, they're at 70. So I would say that's a result of the discipline and the underwriting.

Tim Switzer:
Okay, great. That was very helpful. I appreciate all the colour there.
Then on your previous commentary about the $10 billion asset threshold not getting there until 2027, if we take the high end of your loan growth guidance for 2026, that kind of gets you right to that $10 billion mark. What are your plans if you have to kind of manage near that level for a while? Is it to run down deposits and the securities book a little bit? I'm just curious how you are going to approach that.

Katie Bailey:
Yes, I think the securities book is our first place to look. I think right now at 9/30 we're at 20.5 percent. I think historically we've guided an 18 percent to 20 percent range to assets, so obviously there's some room there. We have some overnight funding and some funding there that we could help manage the asset side. Those would be the first places we would look.

Tim Switzer:
Okay, got you. Then one really quick last one. Can you remind us of the dollar amount of the seasonality for non-interest income and expenses? I think it's about $1.5 million in insurance income in Q1, but wasn't positive about the expenses.

Katie Bailey:
Yes, I think you're right. On the contingent or performance-based income we see in our insurance agency, it's generally $1.5 million to $2 million or about, so that would be the revenue side. And on the expense side it varies a bit. It's predominantly around contributions to employee health savings accounts, some stock activity that happens in the first quarter, both with granting and vesting. I'd say that probably is close to the 2, 2.5 range.

Tim Switzer:
Great. Thank you, guys.
Katie Bailey:
Thank you.
Tyler Wilcox:
Thank you.
Operator:
The next question is from Terry McEvoy with Stephens. Please go ahead.
Brandon Rud:
Morning. This is Brandon Rud on for Terry.
Tyler Wilcox:
Hi, Brandon.
Brandon Rud:
First one just quick on loan growth last quarter, kind of a two-parter. For C&I loans, can you expand on that? Is there any particular industries or regions that contribute to that growth? And on the premium finance side, it looked like they were down year over year. Was that more strategic or is that just a reflection of what the market's offering now?

Tyler Wilcox:
Yes. As to your first question, I'm happy to report that it's across a broad swath of industries and our geography. So no particular concentrations to note on the C&I, just good broad-based solid C&I growth.
As to the premium finance, that's more of a timing issue. I think by the end of the year, we'll see some growth in that business. And as premiums increase in a hardening market, the demand for their services obviously goes up. So we really like that business. It's pristine from a credit standpoint, so there's no kind of strategic consideration there on a reduction. It’s just I would say it's a timing issue as to where that fell in the quarter.

Brandon Rud:
Okay, got it. For my second, I guess we're about a month now past the last rate cut. Can you just discuss any actions taken since then and then clients’ willingness to digest additional cuts and how that differs from the first 100 basis points?

Katie Bailey:
Sure. We meet regularly as a pricing committee and have taken action throughout the year, even in light of the Fed not having moved earlier in the year. We're continually evaluating, most notably our retail CD promotional product, which I think right now is a five-month product. Over the last few years, it's ranged from a 13- to a five-month product. We continue to bring that rate down, less significant when there aren't rate cuts, but still taking action to lower that rate over time and so we're seeing the repricing of that portfolio as that five-month term rolls off for various clients in any given month.

Brandon Rud:
Got it. Okay. Then my last one, just from the benefit of fixed rate asset repricing, particularly on the loan side, I think excluding accretion loan yields rose about 6 basis points last quarter. Is that mid-single-digit basis point increase on a sequential basis, is that kind of a good rate to use going forward?

Katie Bailey:
You're saying for the fixed rate, I think specifically for the 43 percent of the loan portfolio, that’s what you're saying for fixed?

Brandon Rud:
That’s right. Yes.
Katie Bailey:
I think it's dependent on the mix of the loan growth in a given quarter. This quarter, we did not have any meaningful growth in our small-ticket leasing business, which has high yields. Our premium finance business also did not have growth. They have nice origination yields, too. So I think it's dependent on the mix of loan growth in a quarter and obviously the paydowns thereof. But I would expect it to continue to go up slightly. But I can't say that it's 6 percent every quarter. It's a mix.

Brandon Rud:
Okay. Got it. I appreciate you for taking my question. Thanks.
Katie Bailey:
Thank you.
Tyler Wilcox:
Thank you.
Operator:
The next question is from Daniel Cardenas with Janney Montgomery Scott. Please go ahead.
Daniel Cardenas:
Hey, guys.
Tyler Wilcox:
Hey, Dan.
Daniel Cardenas:
A couple quick questions. Just returning to the auto portfolio, if you could remind us what the average FICO score is on that portfolio and then historical loss rates on it.

Tyler Wilcox:
Yes, average FICO is 746, Dan. Historic loss rates, let me pull the right number for you here. Give me one moment. Sorry, I'm just shuffling papers.

Daniel Cardenas:
No worries. Then maybe as you're shuffling through your papers, if you could give us maybe an update on the health of your restaurant exposure.

Tyler Wilcox:
As it relates to the indirect, this year, I mentioned it's tracking at 71 basis points. Year-to-date ‘24, 80 basis points. Year-to-date ‘23, 50 basis points. Year-to-date ‘22, 30. So I think we've been talking about for basically a couple years now kind of a little bit more of a reality of decline in that book, notwithstanding the kind of continued strength of the FICO scores.
Your question was about the restaurant portfolio, the size of it?

Daniel Cardenas:
Size and just around the costs of the portfolio.
Tyler Wilcox:
Yes. The McDonald's portfolio specifically is at about $389 million in commitments. The non-McDonald's is at about $128 million in commitments. The McDonald's continues to be a really high performer for us from a credit standpoint and the rest of it includes a broad variety, including some acquired loans. We don't really originate much on the restaurant side in the commercial space. McDonald's is really our focus as we think about restaurants.

Daniel Cardenas:
Okay. And they're showing no—that's not causing you any concern at the moment?
Tyler Wilcox:
No, it's been quite solid. I mean, it always depends on specific operators and specific geographies. We have had some cases where some of those moved into other buckets as we monitor and watch them but we never lost a dollar on a McDonald's deal thus far. We have good partnership with Corporate and good outlook and good insight into the operators and understanding how they operate.

Daniel Cardenas:
Great. Perfect. All my other questions have been asked and answered. Thank you, guys.
Tyler Wilcox:
Thank you.
Operator:
Again, if you have a question, please press star, then 1.
The next question is a follow-up from Brendan Nosal with Hovde Group. Please go ahead.

Brendan Nosal:
Hey, folks. I just wanted to circle back on North Star. How much of the current reserve balance is allocated to North Star? I ask just because I'm trying to get a sense of as you kind of work to cure that book, how much of a reduction there could be. Whether it's through working through the book or outright reserve releases to get to a stabilized reserve-to-loan ratio.

Tyler Wilcox:
It's about $18 million, Brendan, of the $75 million.
Brendan Nosal:
Okay. All right. Fantastic. Thanks for taking the follow-up.

Tyler Wilcox:
No problem.
Operator:
The next question is from Ryan Payne with D.A. Davidson. Please go ahead.
Ryan Payne:
Hey, good morning.
Tyler Wilcox:
Hi Ryan.
Ryan Payne:
Most of my questions have been asked and answered, but just one from me here. On capital, I just wanted to gauge your appetite for buybacks and thoughts on M&A and how conversations have been going as we've started to see an uptick in deal activity across the industry. Just any detail on priorities you'd offer as you build capital.

Tyler Wilcox:
Yes, thanks. I think as we think about capital, buybacks are probably—we do have an active buyback program. We have exercised it where appropriate. I would say our priority is building up capital in preparation for M&A and kind of supporting the dividend. As we think about, you know, M&A, I agree with you, there's a lot of conversations going on there. We have a number of conversations taking place always at varying degrees of seriousness, but I would say we also look to be opportunistic as there's market disruption. We've had opportunities to hire employees. We've had opportunities to look at market share in certain locations. And we've also—we will pursue, you know, the opportunity to even potentially hire teams that are disrupted by M&A activity that overlaps with our market in addition to just being very interested, obviously, in using M&A as the catalyst to cross $10 billion. But we have and will continue to exercise strategic patience. We think doing the right deal is a lot more important than doing the next quick deal. That's kind of how we think about it.

Ryan Payne:
Awesome. Thank you. I'll step back.
Katie Bailey:
Thanks.
Tyler Wilcox:
Thank you.
Operator:
At this time, there are no further questions. Mr. Wilcox, do you have any closing remarks?

Tyler Wilcox:
Yes. I want to thank everyone for joining our call this morning.
Please remember that our earnings release and a webcast of this call, including our earnings conference call presentation, will be archived at peoplesbancorp.com under the Investor Relations section.
Thank you for your time and have a great day.

Operator:
The conference is now concluded. Thank you for attending today’s presentation. You may now disconnect.